                                                          EXHIBIT 10.17

[Confidential treatment has been requested for portions of this exhibit. The confidential portions have been redacted and are denoted by [**]. The confidential portions have been separately filed with the commission.]



                               LICENSE AGREEMENT


         This License Agreement ("Agreement") is made and entered into on this ______ day of ___________, 1995 (the "Effective Date"), by and between (a) Ilex Oncology Inc., a Delaware corporation ("Ilex"), and (b) Marion Merrell Dow Inc., a Delaware corporation and its subsidiaries Merrell Dow Pharmaceuticals Inc., a Delaware corporation, and Marion Merrell Dow France Et Cie, a French Societe en Nom Collectif, having a business address at 16 rud d'Ankara, 67009 Strasbourg Cedex, France (hereinafter collectively referred to as "MMD").

                             W I T N E S S E T H :

         WHEREAS, MMD owns and has carried out development activities with respect to Eflornithine for cancer related indications and for the treatment of various infections and owns patent rights and technology related thereto;

         WHEREAS, Ilex is interested in developing, licensing and marketing pharmaceutical preparations containing Eflornithine;

         WHEREAS, MMD desires to grant to Ilex and Ilex desires to acquire an exclusive license to use the Technology with the right to develop, to make, have made, use, sell, market or otherwise commercially exploit Products within the Territory;

         NOW, THEREFORE, in consideration of the mutual premises and obligations hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto stipulate and agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS

         1.1 "Affiliates" shall mean any Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with the Person, but only for so long as the relationship exists. "Control" means ownership of at least [**] of the shares of stock entitled to vote for the election of directors in the case of a corporation, and at least [**] of the voting power or interests in profits in the case of a business entity other than a corporation.

         1.2 "Effective Date" shall have the meaning given such term in the first paragraph of this Agreement.

         1.3 "Eflornithine" shall mean the chemical compound a-difluoromethylornithine and its pharmaceutically acceptable salts, and pharmaceutical preparations containing the same. Eflornithine is also known as "2- (difluoromethyl) ornithine" and "DFMO" and "2-(difluoromethyl) - 2,5 - diaminopentanoic acid".

         1.4 "Field of Interest" shall mean all uses of Eflornithine for the treatment of cancer and for the treatment of various infections, excluding the treatment of Trypanosoma brucei gambiense and rhodensiense infections ("African sleeping sickness") in the Territory.

         1.5 "First Commercial Sale" shall mean the date on which Ilex or a sublicensee first transfers title to a Licensed Patented Product or License Product to an independent third party for monetary consideration.

         1.6 "GAAP" shall mean generally acceptable accounting principles for the United States.

         1.7 "Ilex" shall mean Ilex Oncology Inc. and any of its Affiliates.

         1.8 "Licensed Patented Product" shall mean any product within the Field of Interest which is made, used, marketed or sold in any country within the Territory where the manufacture, use or sale of such product is covered by at least one Valid Claim.

         1.9 "Licensed Product" shall mean any product within the Field of Interest which is made, used, marketed or sold using all or any part of the Technology and which is not covered under "Licensed Patented Product".

         1.10 "MMD" shall mean, collectively, (i) Marion Merrell Dow Inc., a Delaware corporation, (ii) its subsidiaries Merrell Dow Pharmaceuticals Inc., a Delaware corporation, and Marion Merrell Dow France Et Cie, a French Societe en Nom Collectif and (iii) each direct or indirect subsidiary of Marion Merrell Dow Inc. and each other entity controlled by Marion Merrell Dow Inc.

         1.11 "Net Sales" means the amount invoiced for sales by Ilex and its sublicensees of Licensed Products or Licensed Patented Products in the Territory, MINUS discounts (including discounts applicable to sales under programs for indigents), allowances, rebates, credits, and adjustments to customers (including but not limited to refunds for rejected or damaged goods or out dated goods); freight, packing and insurance (to the extent included in the invoice price); and taxes and duties (the extent included in the invoice price). Notwithstanding the preceding sentence, if a Licensed Patented Product or Licensed Product is sold in conjunction with or includes Royalty Bearing Components and is not invoiced separately, Net Sales for purposes of determining royalties payable under this Agreement shall be calculated as the product obtained by using whichever of the following formulas is applicable:

                 (i) If both the Licensed Patented Product or Licensed Product and the Royalty Bearing Components included in the combination products are sold separately by Ilex or its sublicensees, multiplying Net Sales of the combination products by the fraction A/(A+B), where "A" is the invoice price during the royalty paying period in question of the Licensed Product or Licensed Patented Product if sold separately and "B" is the invoice price of the Royalty Bearing Components in the combination products if sold separately.

                 (ii) If Section 1.11(i) does not apply, multiplying Net Sales of such combination products by the fraction C/(C+D), where "C" is the per unit cost of the Licensed Patented Product or Licensed Product portion of the combination products and "D" is the per unit cost of the Royalty Bearing Components in the combination products. These costs shall be computed using the standard cost accounting procedures of Ilex in accordance with GAAP.





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
         1.12 "Patent Rights" shall mean United States Patent and patent applications listed in Schedule 1.12, and any and all divisions, reissues, re-examinations, renewals, continuations, continuations-in-part, extensions, and additions thereto, and all counterpart applications in other countries within the Territory, and all patents, inventor's certificates, utility models and the like issuing therefrom to the extent, but only to the extent, that they cover the manufacture, use or sale of Eflornithine within the Field of Interest.

         1.13 "Royalty Bearing Components" shall mean all components, devices or products which are sold in conjunction with or are included as a part of a Licensed Patented Product or Licensed Product and for which either
(i) Ilex must license and pay a royalty to an unrelated third party or (ii) Ilex owns a patent covering the component, device or product in the appropriate country where such component, product or device is sold.


         1.14 "Sub-Territory One" means, collectively, the territory comprised of Canada and those countries included within the European Economic Community.

         1.15 "Sub-Territory Two" means, collectively, the territory comprised of Mexico, the Central American countries and the South American countries.

         1.16 "Sub-Territory Three" means, collectively, the territory comprised of Australia, New Zealand, Japan and the Asian Pacific Rim countries other than Japan.

         1.17 "Technology" shall mean and includes the Patent Rights together with all copyrights, information, data, improvements, know-how, trade secrets, processes, formulas, drawings, writings, notes, records, compilations, methods, techniques, products, procedures, preparations, usage information or materials, pre-clinical and clinical trial data, IND's listed on Schedule 8.1 hereto relating to the treatment of cancer, whether or not patentable, to the extent owned by MMD.

         1.18    "Territory" shall mean the entire world.

         1.19 "Valid Claim" shall mean a claim of an unexpired patent or patent application in the Patent Rights which has not lapsed or been abandoned or declared invalid or unenforceable by a court or other body with appropriate authority or administrative agency, from which no appeal can be or is taken.

                                   ARTICLE 2
                           GRANT OF EXCLUSIVE LICENSE

         2.1 Subject to the terms and conditions hereof, effective as of the Effective Date, MMD hereby grants to Ilex an exclusive license, with a right to sub-license and sue for infringement, to use the Technology in the Field of Interest to develop, make and have made, use, sell and market and otherwise commercially exploit Licensed Products and Licensed Patented Products in the Territory.

         2.2 Subject to and in accordance with the arrangements existing and being negotiated between MMD and the World Health Organization ("WHO"), and subject to a mutually acceptable agreement between MMD and WHO, MMD grants a non- exclusive, royalty free right to Ilex to supply bulk License Product or Licensed Patent Product to WHO at Ilex's cost for use in the treatment of late stage Trypanosoma brucei gambiense and rhodensiense infections ("African sleeping sickness").

                                   ARTICLE 3
                                 CONSIDERATION

         3.1     In consideration of the grant of the licenses specified in
Article 2, Ilex agrees to pay MMD the following nonrefundable, noncreditable payments:

                 (i)      $[**] upon execution of this Agreement.

                 (ii)     $[**] upon filing of the first New Drug
         Application ("NDA") with the United States Food and Drug
         Administration ("FDA") for the Licensed Patented Product or Licensed Product.

                 (iii) $[**] upon FDA approval of the first NDA filed for the Licensed Patented Product or Licensed Product.

                 (iv) $[**] upon the first anniversary of FDA approval of the first NDA filed for the Licensed Patented Product or Licensed Product.

                 (v) $[**] on the second anniversary of FDA approval of the first NDA filed for the Licensed Patented Product or Licensed Product.

                 (vi) $[**] upon receipt of final marketing approval for the Licensed Patented Product or Licensed Product in Canada and in at least three European countries included within Sub-Territory One.

                 (vii) $[**] upon receipt of final marketing approval for the Licensed Patented Product or Licensed Product in any country included within Sub-Territory Two.

                 (viii) $[**] upon receipt of final marketing approval for the Licensed Patented Product or Licensed Product in any country included within Sub-Territory Three.

         3.2 In consideration of the grant of the exclusive license specified in Section 2.1, Ilex also agrees to pay MMD a royalty of:

                 (i)      [**] of the Net Sales received for Licensed
         Patented Product.

                 (ii) [**] of Net Sales received for a Licensed Product; provided, however, such royalty on a Licensed Product shall be reduced to [**] in each country when the first unlicensed generic competitor begins sales in such country; and provided, further, that such





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         royalty shall only be payable for a period of 15 years from the First
         Commercial Sale of a Licensed Product or Licensed Patented Product.

         3.3 No multiple royalty shall be payable to MMD because any Licensed Patented Product or Licensed Product is covered by more than one patent or uses more than one aspect of the Technology.

         3.4 In the event that Ilex is required to pay a royalty to a third party other than an Affiliate of Ilex in order to make, have made, use, sell, market or otherwise commercially exploit Licensed Product or License Patent Product in any country in the Territory because of a third party patent in such country which dominates a Licensed Product or a Licensed Patented Product, [**] of such third party royalty shall be creditable against royalty due MMD hereunder in such country by reducing up to [**] of the amount of royalty paid to MMD hereunder by [**] of the amount so paid to the third party. In the event Ilex is unable to credit the entire creditable amount of royalty paid to any such third party in any given calendar year hereunder, the remaining uncredited portion such third party royalty shall be credited against royalty due for five years after such calendar year or the termination of this Agreement, whichever occurs first.

                                   ARTICLE 4
                          DEVELOPMENT PLAN; DILIGENCE

         4.1     Ilex will prepare and implement a development plan as follows:

                 (i) within 12 months after the Effective Date, Ilex will prepare and provide to MMD a detailed plan for obtaining government approvals for the commercialization of the Licensed Patented Product in such major countries within Territory as Ilex shall determine in the exercise of its business judgment;

                 (ii) during the course of Ilex's development of the Licensed Patented Product, Ilex may revise the development plan as it may deem necessary in the exercise of its reasonable business and scientific judgment, and Ilex will promptly advise MMD of any major revisions to the development plan; and

                 (iii) the development plan will provide for concentration of initial efforts in the United States.

         4.2 Ilex will use its reasonable efforts to accomplish the following:

                 (i) file a United States NDA with the FDA for the Licensed Patented Product within 72 months after the Effective Date;

                 (ii) file, directly or through sublicensees, applications for marketing approval of the Licensed Patented Product in Canada and in at least three major market European countries included in Sub-Territory One within 24 months after FDA approval of the NDA for the Licensed Patented Product, whether filed by individual country or pursuant to a multi-country CPMP filing (for purposes of this subclause "major market European countries" means any of France, Germany, Italy, Spain and the United Kingdom);





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
                 (iii) file, directly or through sublicensees, applications for marketing approval of the Licensed Patented Product in at least one country in Sub-Territory Two within 36 months after FDA approval of the NDA for the Licensed Patented Product; and

                 (iv) file, directly or through sublicensees, applications for marketing approval of the Licensed Patented Product in at least one country in Sub-Territory Three within 48 months after FDA approval of the NDA for the Licensed Patented Product.

         4.3 If Ilex does not make a filing for marketing approval in a particular sub-Territory as specified in Section 4.2(i), (ii), (iii) and (iv) (other than as a result of a breach by MMD of its material obligations hereunder, in which case the period for such filing shall be extended so long as such breach continues), Ilex may pay to MMD, on or before date specified for such filing, the payment corresponding to its receipt of marketing approval for such sub- Territory as set out in Section 3.1(iii), (vi), (vii) and (viii), respectively, and on MMD's receipt of such payment, the date specified for such filing shall be extended for a period of 12 months. Any payment made under this Section 4.3 of the fees set out under Section 3.1(iii), (vi), (vii) and
(viii) in connection with a 12-month extension under this Section 4.3 shall constitute advance payment of such fees and no further payments shall thereafter be required under Section 3.1(iii), (vi), (vii) and (viii) upon Ilex's actual receipt of the relevant marketing approval.

         4.4 If Ilex does not make a filing for marketing approval in a particular sub-Territory within 12 months after the expiration of the respective time periods specified in Section 4.2(i), (ii), (iii) and (iv) (after giving full effect to any applicable extension of any such time period pursuant to Section 4.3), then MMD may elect to terminate this Agreement with respect to the affected sub-Territory by giving Ilex written notice thereof within 90 days after the expiration of such 12-month period (provided that if the delay in making the filing is caused by a breach by MMD of its material obligations hereunder, then the period for such filing shall be extended so long as such breach continues). If MMD does not, for whatever reason, so elect to terminate this Agreement with respect to an affected sub-Territory within such 90-day period, such right to terminate shall lapse as to the affected sub-Territory. If MMD does properly elect to terminate this Agreement as to an affected sub-Territory within such 90-day period, MMD will have a royalty-free right to obtain and use data generated by Ilex hereunder in such terminated sub-Territory.

         4.5 Ilex will provide MMD with annual written reports of its progress in developing and marketing the Licensed Patented Product until final marketing approval for the Licensed Patented Product has been received for United States, the United Kingdom, France, Germany, Italy, Canada and Japan. The first such report will be provided 12 months after the Effective Date.

                                   ARTICLE 5
                             ACCOUNTING AND RECORDS

         5.1 Ilex shall keep and maintain and shall cause all its sublicensees to keep and maintain records of sales and deductible expenses made pursuant to the license granted hereunder. Such records shall be open to inspection at any reasonable time within three years after the royalty period to which such records relate, by an independent certified accountant or an internal MMD auditor selected by MMD and approved by Ilex, which approval shall not be unreasonably withheld. The accountant shall have the right to examine the records which relate to the computation of the royalties to be paid under this Agreement and report the findings of such examination of records to MMD solely to the extent of reporting the accuracy of the reports and payments made by Ilex, including the amount of any discrepancy, if any. Such examination, however, shall not occur more than one time per year. A copy of any report provided to MMD by the accountant shall be given concurrently to Ilex. Any accountant so selected shall sign, at Ilex's request, an appropriate agreement with Ilex to keep confidential all information obtained as a result of such examination of records. MMD shall pay all costs of such examination; provided, however, if the examination by the accountant reveals an underpayment by Ilex by more than [**]% of the amount actually owing to MMD during any three month reporting period, then the entire cost of the examination by the accountant shall be paid by Ilex.

         5.2 Within 60 days after March 31, June 30, September 30 and December 31 of each year during the term of this Agreement following commencement of sales of a Licensed Product or Licensed Patented Product, Ilex shall prepare and deliver to MMD a true and accurate report, giving such particulars of the business conducted by Ilex and its sublicensees during the preceding three month period as is required to make the calculations required hereunder.

         5.3 With each such report delivered, Ilex shall pay to MMD all amounts, if any, due under this Agreement. If no payments are due, Ilex shall so report.

         5.4 All payments required in this Agreement shall be paid in United States dollars to the address applicable under Section 15.9 of this Agreement or to such other place as the party receiving payment may reasonably designate consistent with applicable laws and regulations.

         5.5 Royalty on any sales subject to royalty in any country outside the United States shall be calculated on Net Sales in such country as expressed in United States dollars in accordance with Ilex's standard accounting procedures used for Ilex's reporting of income to its stockholders and for other external reporting, which shall comply with GAAP.

         5.6 Ilex and its sublicensees shall use their best efforts to convert the royalty or other payments due MMD on sales in any country to United States dollars; provided, however, that if conversion to and transfer of United States dollars cannot be made in any country for any reason, at the election of Ilex or its sublicensee (as applicable), payment of royalty (i) may be made in the currency of the country in which such sales are made and deposited in MMD's name in a bank designated by MMD in any such country; or (ii) the obligation of Ilex or its sublicensees to pay royalty on such Net Sales shall be suspended until such conversion and transfer of all funds by Ilex or its sublicensees becomes possible.

         5.7 If any country limits the royalty rate or amount payable from Ilex to MMD on account of Net Sales of Licensed Products or Licensed Patented Products in such country, the royalty payable hereunder shall not exceed the maximum amount payable under applicable laws, regulations or administrative rulings of such country.

         5.8 All income taxes assessed or imposed against or required to be withheld from royalty payments due MMD shall be deducted from amounts payable hereunder and shall be paid to appropriate fiscal or tax authorities on behalf of MMD. Tax receipts received by Ilex evidencing payment of such taxes shall be forwarded to MMD.





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
                                   ARTICLE 6
              WARRANTIES, REPRESENTATIONS, INDEMNITY AND INSURANCE

         6.1     MMD represents and warrants to Ilex;

                 (i) That it is the owner of the Technology; that the use of the Technology does not infringe any patent or intellectual property right belonging to MMD (other than those licensed hereunder) or any third party nor has it been misappropriated nor is there any misuse by MMD of trade secrets, know-how or confidential information of another; and that there is no claim or action pending or, to MMD's knowledge, threatened against MMD relating to the Technology;

                 (ii)     That other than the grants set forth herein or on
         Schedule 8.1 hereto, the Technology is free and clear of all liens, mortgages, assignments, encumbrances, pledges, options, restrictions or licenses on the Technology.

         6.2 That it is a corporation duly organized and validly exists under the state of Delaware and is qualified to do business and is in good standing in all of the states as the nature of its business and properties require;

                 (i) that it has all necessary right, power and authority to enter into this Agreement and to grant the licenses provided herein; that it has duly and validly executed and delivered this Agreement and that this Agreement constitutes a valid and binding obligation of MMD enforceable in accordance with its terms; and that it is not and will not be a party to any agreements or commitments with any third party which conflicts in a material respect with this Agreement.

         6.3     Ilex represents and warrants to MMD:

                 (i) That it is a corporation duly organized under the laws in the state of Delaware and is qualified to do business in good standing in all states as the nature of its business and properties require;

                 (ii) That it has all necessary right, power and authority to enter into this Agreement; that its execution, delivery and performance of this Agreement and the consideration herein set forth have been duly authorized by all necessary corporate action; and that it has duly and validly executed and delivered this Agreement and that this Agreement constitutes a valid and binding obligation of Ilex enforceable in accordance with its terms.

         6.4 Ilex agrees to indemnify and hold MMD and its officers, employees, agents and representatives harmless from any liabilities, costs and expenses (including attorney's fees and expenses), obligations or causes of action arising out of or related to any breach of the representations and warranties made by Ilex herein.

         6.5 MMD agrees to indemnify and hold Ilex and its officers, employees, agents and representatives harmless from any liabilities, costs and expenses (including attorney's fees and expenses), obligations or causes of action arising out of or related to any breach of the representations and warranties made by MMD herein.

         6.6 Ilex agrees to protect, defend, indemnify and hold MMD and its officers, employees, agents and representatives harmless from and against, and to pay any and all losses, liabilities, claims, demands, causes of action, lawsuits, or other proceedings (whether in contract, tort, strict liability or otherwise), fines, assessments, damages or any other amounts of whatever nature which MMD or its officers, employees, agents and representatives may sustain or incur, including all attorney's fees and court costs, as a consequence of any third party's (including, but not limited to, Ilex's officers, directors, employees, agents, consultants, representatives or servants) claims and demands arising from the use, testing, operation, sale or manufacture of the Technology, the Licensed Products or the Licensed Patented Products by Ilex or its sub-licensees.

         6.7 In seeking indemnification under Section 6.6, MMD shall promptly notify Ilex in writing of any such claim, lawsuit, loss or cause of action for which indemnity is sought and MMD shall permit Ilex to control any litigation in the settlement of any such claim, lawsuit, loss, or cause of action. MMD shall cooperate fully in every proper way in the defense and settlement thereof. After MMD has received notice of Ilex's election to assume the defense of said action, then Ilex will not be liable to MMD under Section
6.6 for any legal of other expenses subsequently incurred by MMD in connection with the defense thereof unless: (i) MMD, in any action, has reasonably concluded that there may be a legal defenses available to it which are different from or additional to those available to Ilex, in which case MMD shall have the right to select separate counsel to assume said legal defenses and to otherwise participate in the defense of said action on behalf of MMD; or
(ii) Ilex has authorized the employment of counsel at the expense of Ilex. MMD shall also have the right at its own expense to be represented by counsel of its own choice in any such proceeding, provided that Ilex has control over the defense.

         6.8 During the term of this Agreement, Ilex will maintain general liability and products liability insurance coverage as follows: (i) as to general liability insurance, coverage in an aggregate amount of at least [**]
        at all times during the term of this Agreement, and (ii) as to products
liability insurance, coverage in an aggregate amount of at least   [**]     at
all times during which clinical studies are conducted involving Eflornithine, which coverage shall be increased to an aggregate amount of at least [**] upon the commencement of marketing of Eflornithine. Ilex shall obtain appropriate riders or endorsement to add MMD as an additional named insured and to require the carrier to provide MMD with no less than 30 days written notice of any change in the terms of coverage of the policy or its cancellation.

                                  ARTICLE 7
                        PROTECTION OF PROPERTY RIGHTS

         7.1 MMD shall pay all costs incident to the filing, prosecution, issuance and maintenance of all Patent Rights in the Territory.





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
         7.2 MMD agrees to prosecute with good faith and due diligence all such patent applications and to take all actions necessary to maintain and enforce the Patent Rights and proprietary rights in and to the Technology.

         7.3     In the event that MMD decides:

                 (i)      not to file any continuing applications in Patent
         Rights; or

                 (ii) not to continue prosecution of a patent application in Patent Rights to issuance; or

                 (iii) not to maintain (or to abandon) any patent or patent application in Patent Rights;

in any country, MMD shall timely notify Ilex in writing in order that Ilex may file said application or continue said prosecution or maintenance of such patent application at its own expense. Ilex shall be entitled to credit its reasonable out-of-pocket expenses of filing, prosecuting and maintaining such patent or patent application against one- half of the royalty due under Section 3.2(i) with respect to such country.

         7.4 MMD agrees to keep Ilex fully informed of prosecutions pursuant to this Article 7 including submitting to Ilex copies of all official actions and responses thereto.

         7.5 The parties hereto agree to use all reasonable efforts to keep confidential the confidential information in the Technology together with any and all documentation and other physical manifestations or embodiments including the same, except to the extent such information is or becomes:

                 (i) at the time of its disclosure or thereafter becomes part of the public domain without fault of the receiving party; or

                 (ii) was in the possession of the receiving party or its Affiliates prior to disclosure by the disclosing party and was not acquired directly or indirectly from any third party under obligation of confidentiality to the disclosing party; or

                 (iii) subsequent to disclosure, is obtained from a third party not subject to a contractual or fiduciary obligation for confidentiality to the disclosing party or its Affiliates; or

                 (iv) is required to be disclosed by the receiving party pursuant to a court order or is information which Ilex believes is necessary for it to disclose in order for it to carry out its obligations hereunder, in which cases Ilex will use its reasonable efforts to limit such disclosure to that required by law and to maintain confidentiality of the disclosed information to the extent reasonably practical.





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
         7.6 The provisions of Section 7.5 shall not, in any event, prevent or inhibit disclosure by Ilex of such information as Ilex may, in its reasonable judgment, deem necessary or appropriate to implement this Agreement, including disclosure of information to regulatory agencies or to consultants, investigators, contractors, licensees, sublicensees, investors and joint venturers of Ilex or to responsible prescribers and purchasers of Eflornithine; provided that, where reasonably practical, Ilex shall require that any person to whom disclosure of confidential information is made be obligated to maintain the confidentiality thereof.

         7.7 In the event of a required disclosure under Section 7.5(vi) above, the party subject to such legally required disclosure shall give the other party advance notice of the information affected and shall use its reasonable efforts to maintain confidentiality to the extent reasonably practical. Such required disclosure shall not operate to release the disclosing party from its obligations of confidentiality with respect to the information so disclosed except to the extent of permitting said required disclosure to be made as required, and to the extent such required disclosure results in the information entering the public domain.

         7.8 It is understood that information in the Technology applicable to applications of the Technology outside of the Field of Interest is information which MMD remains free to license to third parties (including the WHO) outside the Field of Interest, and nothing herein shall be deemed to prevent or inhibit MMD from disclosing such information in connection with licensing or other transactions outside the Field of Interest; provided that MMD shall take reasonable steps to ensure that confidential information which relates to the application of the Technology in the Field of Interest remains confidential and, where reasonably practical, MMD shall require that any person to whom disclosure of confidential information is made be expressly obligated to maintain the confidentiality thereof.

         7.9 MMD shall provide Ilex notice of, and an opportunity to discuss, the possibility of Ilex's direct or indirect participation in any proposed licensing of the Technology by MMD to third parties outside the Field of Interest.

                                  ARTICLE 8
                        TRANSFER OF TANGIBLE MATERIAL

         8.1 MMD will transfer to Ilex all technology, know how and data available to MMD and which relates to and is reasonably necessary or useful for Ilex (or a reasonably skilled manufacturer and developer of pharmaceuticals) to develop Eflornithine in the Field of Interest, including, without limitation, copies of documents listed in Schedule 8.1 and third party information which MMD is free to disclose (as indicated on Schedule 8.1). This transfer shall include information on MMD's process technology for the chemical manufacture of Eflornithine, formulation technology, clinical trial data, data in MMD's Investigational New Drug Application ("IND"), all in the Field of Interest, and preclinical data required for development of Eflornithine in the Field of Interest. It is understood that two formulations were developed by MMD for clinical trials, oral solutions and injectable solutions. MMD will also request its contract formulator, Taylor Pharmacal, to work with Ilex, at Ilex's request. Such information and documentation will be made available to Ilex on a mutually acceptable schedule; provided, however, said transfer of information shall be accomplished within 30 days after the Effective Date.

         8.2 In addition to assistance in the transfer of technology, MMD will provide Ilex with technical assistance in chemical manufacturing of Eflornithine in a total amount of up to 16 person days at mutually agreed times and locations during the first one year period following the Effective Date.

         8.3 Ilex understands that MMD has discontinued its development of Eflornithine. The information documents in the Technology are in accordance with the standards of data collection used by MMD as of the dates the data therein was obtained. MMD's interpretations and conclusions drawn therefrom were made in good faith and in the exercise of MMD's scientific judgment as of the dates of the documents contained therein. Ilex understands that not all the health registration fields are current or active, and that the Eflornithine manufacturing know how is that previously used by MMD to produce Eflornithine in its manufacturing site at the batch sizes and in the equipment used at said site, and that it may not be directly applicable to other manufacturing contexts without further work. Ilex also understands that such information will not be sufficient without further research and development by Ilex to obtain health authority approval to commercialize Eflornithine in the Field of Interest. Ilex is relying on its own evaluation of the information provided to its affiliate, IDD, and the other information transferred or provided to Ilex hereunder and on its own medical and scientific expertise in using the same in its development and commercialization of Eflornithine.

         8.4 MMD will transfer to Ilex, for use as clinical supplies for clinical development, its entire supply of Eflornithine oral solution, mutually agreed amounts of bulk Eflornithine compound and Eflornithine injection solution, excluding supplies necessary for MMD to fulfill its existing obligations and commitments with WHO and the National Cancer Institute, and to meet requests for humanitarian aid for Trypanosomiasis treatment, less the 50 grams of bulk Eflornithine transferred to Ilex prior to the date hereof. The supply to be delivered to Ilex shall be the equivalent of at least 100 Kg of Eflornithine and shall meet the specifications in MMD's IND No. 18,911 submitted to the FDA on June 24, 1981 for oral Eflornithine for activity against tumor growth.

         8.5 To the extent permitted by law or regulation, MMD will allow Ilex to cross-reference MMD's IND's and NDA's and corresponding foreign regulatory files for Eflornithine in support of Ilex's IND's (and corresponding foreign regulatory filings in the Territory) for Eflornithine in the Field of Interest. To the extent permitted by law or regulation, MMD will transfer to Ilex those Eflornithine IND's which are entirely within the Field of Interest. Some Eflornithine regulatory filings are inactive and some African filings outside the Field of Interest have been sent to WHO.

         8.6 Each party agrees to promptly report to the other party any adverse reactions or any side effects which are observed with Eflornithine, whether or not a causal connection is believed likely, so that the other party may comply with its reporting obligations to FDA or other regulatory agencies. The parties will develop a mutually agreed procedure for exchanging such reports.

         8.7 Up to an aggregate maximum payment of $[**], Ilex will reimburse MMD for its out-of-pocket costs for the following:

                 (i) the transfer of technology, know-how and data as provided under Sections 8.1 and 8.2 of this Agreement;

                 (ii) the transfer of existing supplies of Eflornithine clinical supplies under Section 8.4;

                 (iii) any other mutually agreed upon actions required of MMD under this Agreement; and

                 (iv) MMD's fully absorbed standard cost of producing the Eflornithine clinical supply material transferred to Ilex in accordance with Section 8.1 and including the 50 grams of bulk Eflornithine transferred to Ilex prior to the date hereof.

         8.8 MMD or its Affiliates shall pay the cost of packaging and shipping supplies of Eflornithine pursuant to Section 8.4 to Ilex at its location in San Antonio, Texas. Title and risk of loss shall pass to Ilex upon delivery.

         8.9 Within 60 days after receipt, Ilex shall inspect each shipment of Eflornithine supplies. Any goods which have not been rejected in writing within such 60-day period shall be deemed accepted by Ilex. If any portion thereof does not conform to the specifications referred to in Section 8.4, Ilex shall, within 60 days of receipt of this shipment, notify MMD in writing of such condition. Thereafter, MMD shall have 60 days to examine any rejected materials. If MMD agrees that the rejected material does not meet the applicable specifications, Ilex shall be entitled to a refund of that portion of the purchase price paid per kilogram, valued at MMD's full absorbed standard cost as set forth in Section 8.7(iv) above, to MMD corresponding to the rejected quantity of material.

         8.10 Ilex shall inspect for obvious damage or defects, such as deformed, unsealed, or otherwise visibly damaged containers, etc. as soon as reasonably practical after receipt of any shipment.

         8.11 If the parties disagree as to whether or not the rejected material met specifications when delivered, the rejected material shall be analyzed by an independent laboratory agreed upon by the parties. The determination of such laboratory shall be final and binding, and the party found to have been in error shall bear the cost of the services of the independent laboratory. If MMD is determined to have been in error, Ilex shall be entitled to a refund of the purchase price per kilogram of rejected Eflornithine supplies valued at MMD's full absorbed standard cost set forth in
Section 8.7(iv) above.

         8.12    MMD warrants that, at the time of delivery to Ilex hereunder,
(i) the Eflornithine clinical supplies supplied by it hereunder shall meet the specifications therefor referred to in Section 8.4 and shall have been manufactured to be suitable for clinical testing, i.e., in compliance with applicable Good Manufacturing practices regulations in effect at the time of manufacture; and (ii) MMD shall convey good title to the goods supplied hereunder free from any lawful security interest, lien or encumbrance. MMD'S WARRANTIES SET FORTH IN THIS SECTION 8.12 ARE ITS EXCLUSIVE WARRANTIES TO ILEX WITH RESPECT TO THE CLINICAL SUPPLIES, AND ARE GIVEN AND ACCEPTED IN LIEU OF ANY AND ALL OTHER WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

         8.13 The parties agree that under no circumstances will MMD be obligated to manufacture additional quantities of Eflornithine or any other material.

                                   ARTICLE 9
                         DEFENSE OF INFRINGEMENT CLAIMS

         9.1 If a claim or action is asserted that Ilex's manufacture, use or sale of Licensed Patented Product or Licensed Product in the Field of Interest infringes upon the patent rights of a third party in the Territory, which patent has a claim or claims which dominate a patent in the MMD Patent Rights licensed hereunder, then Ilex will give prompt written notice to MMD of any third party formal complaint, answer or other request for judicial or administrative relief or action (a "Suit") with respect thereto, and MMD shall have the right to conduct the defense of any such Suit and Ilex may participate at its option and expense. MMD shall advise Ilex in writing, within 90 days after Ilex's notice, whether it intends to defend such Suit at its expense. During such 90-day period, Ilex may, in consultation with MMD, take such action as it deems necessary to defend against such Suit. If MMD elects not to so defend or to otherwise dispose of such Suit, Ilex may defend such Suit. Ilex shall be permitted to credit against one-half the royalties payable to MMD under Section 3.2 with respect to Net Sales in the country where such Suit is prosecuted, for reasonable out-of-pocket costs of defending such Suit during the time such Suit or appeal based thereon is pending or undecided and for a period of five years after the expiration of rights to continue such an appeal.

                                   ARTICLE 10
                       PROSECUTION OF INFRINGEMENT CLAIMS

         10.1 If MMD becomes aware of any infringement or potential infringement of any of the Technology in the Field of Interest by third parties in the Territory, then MMD shall promptly notify Ilex in writing of all details available with respect to such infringement. If, in the sole judgment of Ilex, such infringement is or reasonably threatens to be material, Ilex, at its expense, shall have the right to (a) obtain a discontinuance of said infringing operations; or (b) bring Suit itself against the third party, bringing such Suit in the name of Ilex or, if required by the law of the forum, in the name of MMD or joining MMD as a party plaintiff. If Ilex brings Suit in its own name, MMD agrees to execute such legal papers as are necessary and to take such other action, at Ilex's expense, as required for the prosecution of such Suit as may be requested by Ilex. Ilex shall be entitled to receive and retain all recoveries from such Suit. The prosecution, settlement or abandonment of any Suit under this Section 10.1 shall be at Ilex's discretion, provided that Ilex shall not have any right to surrender any of MMD's rights to the Technology.
In the event of infringement of any of the Technology in the Field of Interest by third parties in the Territory, Ilex may elect to pay royalties under
Section 3.2(ii) with respect to Net Sales of Licensed Patented Product in the country in which such unlicensed infringement occurs until such time as the unlicensed infringement ceases, which payment shall be in lieu of any royalties otherwise payable under Section 3.2(i) during such period with respect to such Net Sales.

                                   ARTICLE 11
                         INDEPENDENT CONTRACTOR STATUS

         11.1 It is agreed that the relationship of Ilex to MMD in the performance of this Agreement is as an independent contractor and that Ilex is not an agent of MMD. Ilex agrees to refrain from representing itself as being the agent of MMD in performing or acting pursuant to this Agreement. Ilex shall not have the power or authority to bind or otherwise commit MMD and shall not attempt to do so.

                                   ARTICLE 12
                              TERM AND TERMINATION

         12.1 Subject to the terms and conditions of this Agreement, this Agreement and the licenses granted under Article 2 shall continue until the later of (i) the expiration of the last of the Patent Rights to expire and (ii) 15 years after the First Commercial Sale; at which time, all rights licensed to Ilex in Article 2 shall be deemed to be converted to a fully paid, exclusive, irrevocable, royalty free license of the Technology in the Territory to make, have made, use, sell and have sold Licensed Products and Licensed Patented Products incorporating, utilizing, or otherwise commercially exploiting the Technology in the Field of Interest.

         12.2 This Agreement shall be terminated automatically in any one or more of the following circumstances:

                 (i) in the event that the assets of Ilex are seized or attached, in conjunction with any action against them by any third party, and such seizure or attachment is not abated within 90 days; or

                 (ii) in the event that Ilex is dissolved, or that a sale of all or substantially all of the assets of Ilex pursuant to a liquidation not approved in writing by MMD is made.

         12.3 MMD may terminate this Agreement if Ilex fails to perform any of its material obligations under this Agreement and fails to remedy said breach within 30 days (or such additional period as may be reasonably necessary to remedy such failure, provided that Ilex diligently pursues such remedy) after being given written notice of the specific failure or default and termination by MMD.

         12.4 Ilex, upon 90 days prior written notice to MMD, may terminate this Agreement with or without cause.

         12.5 In the event this Agreement is terminated under Sections 12.2,
12.3 or 12.4:

                 (i) Ilex shall have 120 days to complete the manufacture and 240 days to complete sale or license of any Licensed Patented Products and Licensed Products in stock or in the course of manufacture at the time of termination, all subject, however, to payments of royalty and accounting as provided herein, even if such royalty obligations arise from transactions subsequent to the effective date of termination;

                 (ii) Ilex's obligation to pay royalties and its obligation to keep records and to allow a final audit will survive any termination; and

                 (iii) Except as expressly provided herein, no party hereunder shall be discharged or relieved from any liability or obligation existing prior to such termination.

                                   ARTICLE 13
                            GOVERNMENTAL REGULATIONS

         13.1 The parties will cooperate to obtain all governmental and regulatory approvals required in the Territory to enable this Agreement to become effective, and to enable any payment hereunder be made and any other obligation to be observed or performed. Ilex shall be responsible for obtaining approvals and fulfilling all governmental formalities with respect to exportation/importation of the Technology or FDA regulation; provided, however, upon Ilex's request, MMD will provide all reasonable assistance in obtaining approvals and for fulfilling all governmental formalities. Ilex will not knowingly export or re-export, directly or indirectly, any Technology or other information or technical data or the direct product of such Technology received from MMD or its Affiliates in violation of any governmental regulations which may be applicable, including the provisions of the United States Export Control Regulations, 15 C.F.R. Part 768 et seq.

                                   ARTICLE 14
                            ASSIGNMENT AND LICENSING

         14.1 Except in connection with the sale of substantially all of the assets related to its Eflornithine business, neither MMD nor Ilex may assign or attempt to assign any rights under this Agreement without the prior written approval of the other, which approval will not be unreasonably withheld. Ilex may, however, sublicense its rights under the Agreement without any prior approval by MMD; provided, however, Ilex shall remain responsible for the payment of royalties on sublicensee sales and performance by sublicensees of applicable obligations hereunder.

                                   ARTICLE 15
                                 MISCELLANEOUS

         15.1 All claims, disputes, controversies and other matters in question arising out of or relating to this Agreement shall be settled in accordance with the provisions of Schedule 15.1 attached hereto, and judgment may be entered upon the arbitration award in any court having jurisdiction thereof. Notwithstanding the foregoing, either party may seek in-term injunctive from any court of competent jurisdiction.

         15.2 Without further consideration, MMD hereby agrees to execute and deliver, and MMD agrees to cause its officers, employees, and agents to execute and deliver, such other instruments and to take such other action as Ilex hereunder may reasonably request to more effectively convey and transfer to and vest in Ilex, and to put Ilex in possession of, the rights granted hereunder, and to assist Ilex in the recordation of same as necessary, all in such form and substance as Ilex may reasonably request and at its expense.

         15.3 This Agreement shall be binding upon and shall inure to the benefit of the legal representatives, successors and permitted assigns and licensees of the parties hereto.

         15.4 This Agreement shall be deemed to have been made under, and shall be construed and interpreted in accordance with the laws of the State of Texas. No conflicts-of-law rule or law which might refer such construction and interpretation to the laws of another state, republic, or country shall be considered.

         15.5 All parties hereby especially agree in contract that neither party intends to violate any public policy, statutory or common law, rule, regulation, treaty or decision of any government agency or executive body thereof of any country or community or association of countries; that if any word, sentence, paragraph or clause or combination thereof of this Agreement is found, by a court or executive body with judicial powers having jurisdiction over this Agreement or any of its parties hereto, in a final unappealed order to be in violation of any such provision in any country or community or association of countries, such words, sentences, paragraphs or clauses or combination shall be inoperative in such country or community or association of countries, and the remainder of this Agreement shall remain binding upon the parties hereto.

         15.6 The terms and conditions herein contained constitute the entire agreement between the parties and supersede all previous communications whether oral or written between the parties hereto with respect to the subject matters hereof, and no previous agreement or understanding varying or extending the same shall be binding upon either party hereto.

         15.7 The parties covenant and agree that if either party fails or neglects for any reason to take advantage of any of the terms provided for the termination of this Agreement or if either party, having the right to declare this Agreement terminated, shall fail to do so, any such failure or neglect by either party shall not be a waiver or be deemed or be construed to be a waiver of any cause for the termination of this Agreement subsequently arising, or as a waiver of any of the terms, covenants or conditions of this Agreement or of the performance thereof. None of the terms, covenants and conditions of this Agreement may be waived by either party except by its written consent.

         15.8 No amendment or modification to this Agreement shall be effective unless it is in writing and signed by duly authorized representatives of all parties.

         15.9 All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by reputable overnight delivery service, cable, telegram, facsimile transmission or telex to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:


         IF TO ILEX:

         Ilex Oncology Inc.
         14960 Omicron Drive
         San Antonio, Texas   78245-3217
         Telephone:  210 677-8000
         Facsimile:  210 677-0058
         Attention:  President

         IF TO MMD:

         Marion Merrell Dow Inc.
         9300 Ward Parkway
         Kansas City, MO   64114-0480
         Telephone:  816 966-4000
         Facsimile:  816 966-3811
         Attention:  Vice President - Operations

         Marion Merrell Dow Inc.
         2110 East Galbraith Road
         Cincinnati, OH   45215-6300
         Telephone:  513 948-7967
         Facsimile:  513 948-4681
         Attention:  General Patent Counsel

         15.10 The parties acknowledge that each party and its counsel have received and revised this Agreement and that normal rules of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits thereto.

                           [Signatures on Next Page]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement in multiple originals by their duly authorized officers and representatives.


                                MARION MERRELL DOW, INC.



                                By
                                  ----------------------------------
                                Name
                                    --------------------------------
                                Title
                                     -------------------------------



                                MERRELL DOW PHARMACEUTICALS INC.



                                By
                                  ----------------------------------
                                Name
                                    --------------------------------
                                Title
                                     -------------------------------



                                MARION MERRELL DOW FRANCE ET CIE



                                By
                                  ----------------------------------
                                Name
                                    --------------------------------
                                Title
                                     -------------------------------



                                ILEX ONCOLOGY INC.



                                By
                                  ----------------------------------
                                         Richard L. Love,
                                         President and CEO

                                 SCHEDULE 1.12

                                 PATENT RIGHTS




                 UNITED STATES PATENTS AND PATENT APPLICATIONS


       MMD            PATENT NO./                  SUBJECT/TITLE                ISSUE DATE/     EXPIRATION
   DOCKET NO.     APPLICATION SERIAL                                            FILING DATE
                          NO.
      M8830            4,413,141              2-(DIFLUROMETHYL) -2,5-             11/1/83         11/1/00
                                               DIAMINOPENTANOLIC ACID
     M883AE            SN 403531         METHOD OF CONTROLLING TUMOR GROWTH    Filed 3/14/95        NA
                                                        RATE

     M1281G            SN 358649        USE OF ODC INHIBITORS, DECARBAZINE,        Filed            NA
                                         AND INTERFERON IN THE TREATMENT OF      12/19/94
                                                 MALIGNANT MELANOMA

     M1076A            4,399,151         METHOD OF INHIBITING THE GROWTH OF       8/16/83         8/16/00
                                                      PROTOZOA
     35155B            5,002,879        TREATMENT OF TUMORS WITH AUTOLOGOUS      3/26/1991        3/26/08
                                           LAK CELL, INTERLEUKIN-2 AND AN
                                         ORNITHINE DECARBOXYLASE INHIBITOR

     31381A            4,499,072           IMPROVED PROCESS FOR TREATING          2/12/85         2/12/02
                                            DISEASES WITH ODC INHIBITORS
                                             (conjunctive therapy with
                                                    Interferon)


                    FOREIGN PATENTS AND PATENT APPLICATIONS

       Foreign Patents and Applications Listed in the Attached Computer
                           Printouts for MMD Docket
              Numbers M883 and M883A (three pages independently
                      numbered 1-3), M1076 (three pages
                 pages independently numbered 1-3) and M1281
                   (three pages independently numbered 1-3)